EXHIBIT 99.1

Press Release

For further information, please contact:

Paradigm Genetics, Inc. Melissa Matson Director, Corporate Communications 919-425-3000	Noonan Russo Presence Euro RSCG Prateek Patnaik (media) Amy Garay (investor) 212-845-4200

PARADIGM GENETICS ANNOUNCES 2003 FIRST QUARTER FINANCIAL RESULTS

—Company reports improvement in cash flow and expenses—

—Company sees progress in business development—

RESEARCH TRIANGLE PARK, NC, April 30, 2003—Paradigm Genetics, Inc. (Nasdaq: PDGM), a biotechnology company, today reported financial results for the first quarter ended March 31, 2003.

The company reported a first quarter 2003 net loss attributable to common stockholders of $4.1 million, or $0.13 per common share, compared to earlier guidance provided by the company of $0.15 to $0.17 loss per common share. This compares to a net loss attributable to common stockholders of $5.2 million, or $0.16 per common share for the first quarter 2002. The reduced loss compared to guidance was due to better than anticipated revenues from Bayer CropScience and the National Institute of Environmental Health Sciences (NIEHS) contract, greater throughput for the Monsanto contract, and continued cost savings within the company.

Total revenues for the first quarter 2003 decreased to $4.1 million compared to $5.6 million for the same period in 2002. This anticipated decrease was due to the contract with Bayer entering later stages with less associated revenue; and lower throughput than in 2002 with respect to the Monsanto contract, offset in part by revenue recognized from the NIEHS contract and Advanced Technology Program grant.

Offsetting this revenue decline, total operating expenses for the three months ended March 31, 2003 decreased to $8.1 million compared to $10.6 million for the first quarter 2002. The reduction in operating expenses is primarily attributable to reduced payroll expenses and other internal cost control measures.

Paradigm reported income from discontinued operations in the first quarter 2003 of $25,000 compared to a loss of $226,000 in the first quarter 2002. Due to the discontinuation in December 2002 and subsequent sale in February 2003 of its ParaGen plant genotyping business, the company is reporting all operations related to the unit as discontinued operations, in accordance with generally accepted accounting principles.

For the three months ended March 31, 2003, cash utilization decreased to $4 million compared to $10.6 million in the same period in 2002. This decrease was due to improved cash flow from operations, lower capital expenditures and lower debt payments.

“I am very pleased to report that we have done what we said we were going to do in terms of controlling our expenses and improving cash flow,” said Heinrich Gugger, Ph.D., President and CEO of Paradigm Genetics. “As importantly, we are trending in the right direction. If you compare fourth quarter 2002 to this quarter, our revenues increased from $1.9 million to $4.1 million while our overall expense base decreased from $8.5 million to $8.1 million. Further our SG&A expenses declined while we kept investing in our human health platform.”

Gugger continued, “We’re on track with our business development activities and see near-term revenue opportunities, as evidenced by the recently signed $8.4 million addition to our $23.8 million contract for a total of up to $32.2 million, with the National Institute of Environmental Health Sciences for additional toxicogenomic studies. We continue to see growing acceptance in the marketplace of our expertise and offerings.”

About Paradigm Genetics

Paradigm is a biotechnology company aiming to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target discovery to subsequent enhancement of the safety and efficacy profiles of development candidates in agriculture and human health. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our partners. Paradigm’s proprietary Gene to Cell to System™ approach has three major components: gene expression profiling, biochemical profiling (also known as metabolomics) and data integration and coherence. For more information, visit www.paradigmgenetics.com.

Quarterly Conference Call

Paradigm will host a conference call at 8:30 a.m. ET on Thursday, May 1, 2003 to review financial results for the three months ended March 31, 2003 and update 2003 guidance. This call will be webcast via the Internet at www.paradigmgenetics.com, where any supplemental financial information will also be available, and will be accessible through the investor relations section and homepage of Paradigm’s web site through May 15, 2003. Contact Investor Relations at (919) 425-3000 for information on accessing a taped replay via telephone.

Financial Charts Follow

PARADIGM GENETICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:
Commercial partnerships	$3,839,000	$5,643,000
Grant revenues	228,000	—

Total revenues	4,067,000	5,643,000

Operating expenses:
Research and development (includes $71,000 and $105,000 of stock based compensation expense for the three months ended March 31, 2003 and March 31, 2002, respectively)	5,832,000	7,633,000
Selling, general and administrative (includes $41,000 and $159,000 of stock based compensation expense for the three months ended March 31, 2003 and March 31, 2002 respectively)	2,252,000	2,945,000

Total operating expenses	8,084,000	10,578,000

Loss from operations	(4,017,000)	(4,935,000)
Other Interest income (expense), net	(125,000)	(56,000)

Net loss from continuing operations	(4,142,000)	(4,991,000)
Discontinued operations	25,000	(226,000)

Net loss attributable to common stockholders	(4,117,000)	(5,217,000)

Net loss per share—basic and diluted
Loss for continuing operations	$(0.13)	$(0.16)

Loss from discontinued operations	—	$(0.01)

Net loss per share	$(0.13)	$(0.16)

Weighted average common shares outstanding—basic and diluted	32,041,000	31,938,000

Paradigm Genetics, Inc.

2003 First-Quarter Results

Condensed Balance Sheet Data

	March 31, 2003	December 31, 2002
	(unaudited)
Assets:
Cash, cash equivalents, short-term investments	$11,039,000	$10,909,000
Other current assets	6,522,000	6,500,000
Total Current Assets	17,561,000	17,409,000
Long term investments	6,182,000	10,323,000
Property plant & equipment net	21,199,000	22,431,000
Other noncurrent assets	1,783,000	2,459,000

Total Assets	$46,725,000	$52,622,000

Liabilities and Stockholders’ Equity:
Current liabilities	17,684,000	18,557,000
Long-term obligations	2,368,000	3,378,000
Stockholders’ equity	26,673,000	30,687,000

Total Liabilities and Stockholders’ Equity	$46,725,000	$52,622,000

Paradigm Genetics, Inc.

Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,

Short—Term and Long—Term Investments (See Note Below)

(Unaudited)

	Q1 2003	Q1 2002	Increase/ Decrease
Cash flows from operating activities:
Net loss attributable to common stockholders	$(4,117,000)	$(5,217,000)	$1,100,000
Adjustments to reconcile net loss to net cash used in operating activities	1,630,000	(1,057,000)	2,687,000

Net cash provided by (used in) operating activities	(2,487,000)	(6,274,000)	3,787,000

Net cash (used in) investing activities, excluding purchases and maturities of short-term and long-term investments	(57,000)	(356,000)	299,000

Net cash provided by (used in) financing activities	(1,466,000)	(3,947,000)	2,481,000

Cash, cash equivalents, short-term investments and long term investments, beginning of period	21,232,000	42,992,000	(21,760,000)
Cash, cash equivalents, short-term investments and long term investments, end of period	17,222,000	32,415,000	(15,193,000)

Net (decrease) increase in cash, cash equivalents, short-term investments and long term investments	$(4,010,000)	$(10,577,000)	6,567,000

Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes Short-Term and Long-Term Investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute, or superior to, cash flows, prepared in accordance with generally accepted accounting principles.

Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities in the amount of $6.1 million and $7.3 million in Q1 2003 and 2002, respectively, and, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments of $15.3 million and $9.3 million, and $36.8 million and $29.2 million for Q1 2003 and 2002, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

This press release contains forward-looking statements, including statements regarding the Company’s expectations regarding business development activities and near-term revenue opportunities; the financial statement impact of the significant reduction in SG&A expense and increase in R&D investment; and the Company’s ability to hit its milestones and execute on its strategy.Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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